Spectrum Control Reports Fourth Quarter and Annual Profit

 Record Levels Achieved for Annual Revenues, Profitability, And Operating Cash
                                     Flows

      FAIRVIEW, Pa., Jan. 8 /PRNewswire-FirstCall/ --

                                  FlashResults
                          Spectrum Control, Inc. (SPEC)
                          (Numbers in Thousands, Except
                                 Per Share Data)

                     4th quarter ended         4th quarter ended
                         11/30/2007       YTD      11/30/2006       YTD
      Sales               $ 34,676      136,539       34,996      125,672
      Net Income             3,191       11,141        2,000        5,871
      Average Shares        13,894       13,798       13,474       13,381
      EPS                 $   0.23     $   0.81     $   0.15     $   0.44

      Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the fourth quarter and fiscal year ended November 30, 2007.

      For the fourth quarter of fiscal 2007, the Company reported net income of $3.2 million or 24 cents per share (23 cents diluted) on sales of $34.7 million, compared to net income of $2.0 million or 15 cents per share on sales of $35.0 million for the same period last year.

      For the fiscal year 2007, the Company had net income of $11.1 million or 83 cents per share (81 cents diluted) on sales of $136.5 million. In fiscal year 2006, the Company had net income of $5.9 million or 45 cents per share (44 cents diluted) on sales of $125.7 million.

      Dick Southworth, the Company's President and Chief Executive Officer, commented, "We are very pleased to report that fiscal 2007 was a record year for our Company in generating revenues, profitability, and operating cash flows. Compared to fiscal year 2006, our current year revenues grew 9%, our net income increased by 90%, and our earnings per share was up 84%. This strong 2007 performance reflects the completed ramp-up of our State College ceramics operation, the successful integration of our business acquisitions, and the effectiveness of our ongoing cost reduction and consolidation efforts."

      Mr. Southworth continued, "Customer orders were somewhat soft throughout most of the 2007 fiscal fourth quarter, before rebounding late in the period. Total customer orders received in the current quarter amounted to $33.1 million. As a result of this temporary softness, our fourth quarter revenues and earnings were slightly below our previous expectations. Going forward, however, our overall business outlook for fiscal 2008 remains very positive, as we expect to build upon our record 2007 fiscal year performance and further enhance shareholder value."

      Fourth Quarter Highlights:

      -- Gross margin was 26.9 % of sales in the current quarter, compared to 23.6% in the same period a year ago, reflecting the benefits generated by our State College ceramic manufacturing operations.

      -- Income from operations was 14.5% of sales, versus 8.8% for the comparable period last year, and 14.0% in the third quarter of fiscal 2007. In addition to lower material costs for our ceramic components, this continued improvement reflects reductions in discretionary SG&A expenses.

      -- Net cash flow generated from operating activities was $4.2 million in the current quarter, bringing aggregate operating cash flows for fiscal year 2007 to a record $13.6 million. This positive cash flow allowed us to reduce our bank borrowings by $7.3 million in fiscal year 2007, as well as fund capital expenditures of $5.8 million.

      Business Segment Discussion

      Our operations are currently conducted in four reportable segments: signal and power integrity components; microwave components and systems; power management systems; and sensors and controls.

      Our Signal and Power Integrity Components Business designs and manufactures a broad range of products including low pass electromagnetic interference ("EMI") filters, filter plates, filtered connectors, circular connectors, specialty ceramic capacitors, power entry modules, power line filters, antennas, and various value-added assemblies. During the current quarter, customer orders for these products were negatively impacted by overall soft market conditions. As a result, total customer orders received for these products in the fourth quarter of fiscal 2007 amounted to $13.5 million, compared to $15.6 million for the same period last year. Shipments of signal and power integrity components were also down in the current quarter, totaling $15.1 million, a decrease of 8% from a year ago. For the fiscal year, however, aggregate shipments of these products were $60.7 million in 2007, up $2.2 million or 4% from 2006. In addition, with our State College ceramic operations lowering material costs and improving productivity, operating margins for this segment continue to improve.

      Our Microwave Components and Systems Business designs and manufactures microwave filters, amplifiers, frequency mixers, oscillators, synthesizers, multiple channel filter banks, and related products and integrated assemblies. These components and systems are predominantly used in various military and defense applications including secure communications, smart weapons and munitions, and countermeasures for improvised explosive devices. After several years of significant growth, sales for this business segment were relatively stable throughout 2007. In the current quarter, sales of our microwave products amounted to $12.3 million, an increase of 2% from the same period a year ago. For fiscal year 2007, sales of these products totaled $47.7 million, down 2% from fiscal year 2006. Recently, however, demand for our microwave products is once again demonstrating signs of growth. Customer orders received in the current quarter amounted to $12.7 million, up 9% from the same period a year ago. For fiscal year 2007, total orders for these products amounted to $53.1 million, an increase of $9.9 million or 23% from fiscal year 2006.

      Our Sensors and Controls Business designs and manufactures rotary and linear precision sensors, temperature sensing probes, thermistors, resistance detector sensors, and related assemblies. Sales of our sensors and controls were relatively stable in the current period, with sales of $4.9 million in the fourth quarter of fiscal 2007 and 2006. For fiscal year 2007, sales of these products amounted to $20.5 million, up $8.7 million or 73% from fiscal year 2006. Of this increase, $5.5 million relates to our acquisition of Advanced Thermal Products, Inc. in July of last year, with the additional current year growth reflecting increased shipments of our custom position sensors and related assemblies. These products are used in various commercial, aerospace and military markets, with major applications in medical and meteorological instruments, aircraft flap position actuators, and military vehicles. With $3.2 million of increased shipments for our custom position sensor products in fiscal year 2007, the organic growth rate for our Sensors and Controls Business was a strong 27%.

      Our Power Management Systems Business designs and manufactures power distribution units, breaker and fuse interface panels, custom power outlet strips, and our Smart Start power management systems. Customer orders for these products were $2.3 million in the fourth quarter of fiscal 2007, up 40% from a year ago. For the fiscal year 2007, customer orders totaled $8.0 million, an increase of 29% from fiscal year 2006. With this increased demand, sales of these products amounted to $ 2.3 million in the current quarter and $ 7.6 million for the current year, up 52% and 14%, respectively, from the comparable periods of 2006. Encouraged by this performance, we remain optimistic about the long-term growth potential of our power management systems, which are used in various infrastructure equipment including long-haul optical switching gear, air traffic control, and voice-over-internet (VoIP).

      Forward-Looking Information

      This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

      Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

      Simultaneous Webcast and Teleconference Replay

      Spectrum Control, Inc. will host a teleconference to discuss its fourth quarter and year-end results on Tuesday, January 8, 2008, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at http://www.spectrumcontrol.com or http://www.vcall.com. A taped replay of the call will be available through January 9, 2008, at 877-660-6853, access account 286, conference 268373, or for 30 days over the Internet at the Company's website.

      About Spectrum Control

      Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are military and communications equipment, with applications in secure communications, smart weapons and munitions, countermeasures for improvised explosive devices, missile defense systems, wireless base stations, broadband switching gear, and global positioning systems. For more information about Spectrum Control and its products, please visit the Company's website at http://www.spectrumcontrol.com.

      Spectrum Control, Inc. and Subsidiaries
      Condensed Consolidated Balance Sheets
      (Unaudited)

      (Dollar Amounts in Thousands)

                                                    November 30,  November 30,
                                                        2007          2006

      Assets

      Current assets
        Cash and cash equivalents                    $    5,183    $    3,501
        Accounts receivable, net
          Trade                                          25,461        22,676
          Insurance recovery                                 --         1,500
        Inventories                                      25,458        21,754
        Deferred income taxes                             1,332         1,253
        Prepaid expenses and other
         current assets                                     911         1,778

            Total current assets                         58,345        52,462

      Property, plant and equipment, net                 26,177        24,236

      Noncurrent assets
        Goodwill                                         35,669        34,508
        Other                                             6,728         8,001

            Total assets                             $  126,919    $  119,207

      Liabilities and Stockholders' Equity

      Current liabilities
        Short-term debt                              $    2,000    $    9,000
        Accounts payable                                  6,764         7,227
        Income taxes payable                              1,391            71
        Accrued liabilities                               4,813         4,061
        Current portion of long-term debt                   100           295

            Total current liabilities                    15,068        20,654

      Long-term debt                                      1,031         1,131
      Other liabilities                                   1,370         2,013
      Deferred income taxes                               7,582         6,810

      Stockholders' equity                              101,868        88,599

            Total liabilities and stockholders'
             equity                                  $  126,919    $  119,207

      Spectrum Control, Inc. and Subsidiaries
      Condensed Consolidated Statements of Income
      (Unaudited)

                                                    (Amounts in Thousands Except Per
                                                               Share Data)

                                         For the Quarter Ended             For the Year Ended
                                              November 30,                    November 30,
                                          2007            2006            2007            2006
      Net sales                       $    34,676     $    34,996     $   136,539     $   125,672

      Cost of products sold                25,346          26,729         100,176          96,892

      Gross margin                          9,330           8,267          36,363          28,780

      Selling, general and
       administrative expense               4,292           5,193          18,499          19,466

      Income from operations                5,038           3,074          17,864           9,314

      Other income (expense)
        Interest expense                     (108)           (240)           (561)           (545)
        Other income and
         expense, net                          11              60             255             270
                                              (97)           (180)           (306)           (275)

      Income before provision
       for income taxes                     4,941           2,894          17,558           9,039

      Provision for income taxes            1,750             894           6,417           3,168

      Net income                      $     3,191     $     2,000     $    11,141     $     5,871

      Earnings per common share:
        Basic                         $      0.24     $      0.15     $      0.83     $      0.45
        Diluted                       $      0.23     $      0.15     $      0.81     $      0.44

      Average number of common
       shares outstanding:
        Basic                              13,430          13,191          13,359          13,127
        Diluted                            13,894          13,474          13,798          13,381

      Spectrum Control, Inc. and Subsidiaries
      Selected Financial Data
      (Unaudited)

                                              For the Quarter Ended              For the Year Ended
                                                   November 30,                      November 30,
                                              2007             2006             2007             2006
      Selected Financial Data,
       as a Percentage of Net Sales:

        Net sales                             100.0%           100.0%           100.0%           100.0%
        Cost of products sold                  73.1             76.4             73.4             77.1
        Gross margin                           26.9             23.6             26.6             22.9
        Selling, general and
         administrative expense                12.4             14.8             13.5             15.5
        Income from operations                 14.5              8.8             13.1              7.4
        Other income (expense)
          Interest expense                     (0.3)            (0.7)            (0.4)            (0.4)
          Other income and
           expense, net                          --              0.2              0.2              0.2
        Income before provision for
         income taxes                          14.2              8.3             12.9              7.2
        Provision for income taxes              5.0              2.6              4.7              2.5
        Net income                              9.2%             5.7%             8.2%             4.7%

      Selected Operating Segment
       Data:
       (Dollar Amounts in Thousands)

        Signal and power integrity
         components:
          Customer orders
           received                       $  13,500        $  15,574        $  57,645        $  61,616
          Net sales                          15,121           16,469           60,713           58,472

        Microwave components
         and systems:
          Customer orders
           received                          12,729           11,634           53,130           43,216
          Net sales                          12,294           12,066           47,748           48,716

        Power management systems:
          Customer orders
           received                           2,274            1,625            8,044            6,221
          Net sales                           2,317            1,521            7,586            6,657

        Sensors and controls:
          Customer orders
           received                           4,550            5,177           20,745           13,575
          Net sales                           4,944            4,940           20,492           11,827

SOURCE Spectrum Control, Inc.

CONTACT: Investor Relations, John P. Freeman, Senior Vice President and Chief Financial Officer of Spectrum Control, Inc.,

Web site: http://www.spectrumcontrol.com